                         SUBSIDIARIES OF THE COMPANY


          Name of Subsidiary                     Jurisdiction
          ------------------                     ------------

          FL56 Intermediate Corp.                Delaware

          ed bazinet international, inc.         Minnesota

          D 56, Inc.                             Minnesota

          Department 56 Trading Co., Ltd.        Delaware

          Browndale Tanley Limited               Hong Kong